Exhibit 10.46

October 3, 2007

CONFIDENTIAL

Christopher Christensen
Chief Executive Officer and Director

Alan Norman
Chief Financial Officer

Gregory K. Stapley
Vice President and General Counsel

The Ensign Group, Inc.
27101 Puerto Real
Suite 450
Mission Viejo, California 92691

Re: Commitment for $50 Million Credit Facility

Gentlemen:

        General Electric Capital Corporation ("GE Capital") has approved the terms of a $50 million senior secured credit facility (the "Credit Facility") upon the general terms and conditions outlined in the summary of terms (the "Summary of Terms") attached as Exhibit A to this commitment letter (including the Summary of Terms, this "Commitment Letter"). This commitment is based upon our understanding of the transactions described in the Summary of Terms and upon the information that you have provided to us. The Credit Facility would be used to refinance certain existing indebtedness of The Ensign Group, Inc. (the "Company") and its subsidiaries, and to provide financing for ongoing working capital and capital expenditure needs and expenses relating to the Credit Facility.

        By your acceptance of this Commitment Letter, you agree to pay all costs and expenses incurred by GE Capital in connection with due diligence and analysis, examination and appraisals, environmental analysis, documentation, negotiation, syndication and closing of the Credit Facility including, but not limited to, per diem charges of auditors, appraisers and consultants, legal fees and other out-of-pocket expenses incurred by GE Capital, whether or not GE Capital closes the proposed Credit Facility.

        The Summary of Terms is intended to be indicative of the principal terms of the Credit Facility and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final loan documents for the Credit Facility. The commitment of GE Capital hereunder is subject to the execution and delivery of final legal documentation acceptable to GE Capital and its counsel incorporating, without limitation, the terms set forth in this Commitment Letter and the Summary of Terms.

        GE Capital is delivering this Commitment Letter to you in reliance upon the accuracy of all information furnished to GE Capital by you or on your behalf and with the understanding that you will not disclose this Commitment Letter or the contents thereof or GE Capital's involvement or interest in providing financing for the proposed transaction to any third party (including, without limitation, any financial institution or intermediary) without GE Capital's prior written consent other (a) than to governmental and regulatory authorities as may required under applicable law, (b) and your advisors and officers on a need-to-know basis and (c) as may be necessary to accomplish any filings with the Securities and Exchange Commission or similar governmental entity. Except as provided in (c) above, you agree to inform all such persons who receive information concerning GE Capital or this commitment that such information is confidential and may not be disclosed to any other person. GE Capital reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that you or your affiliates prepare that contain GE Capital's or any affiliate's name or describe GE Capital's financing commitment.

        By executing this Commitment Letter, you agree, whether or not GE Capital closes the proposed Credit Facility, to indemnify GE Capital, each other lender involved in the Credit Facility, and their respective affiliates, and their respective directors, officers, employees, agents, auditors, accountants, consultants and counsel (each, an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, actions, suits, proceedings, damages or expenses including amounts paid in settlement, legal fees and defense costs, incurred by any of them arising out of or by reason of any environmental matters, investigation, litigation or other proceeding brought or threatened in connection with, or arising out of, this Commitment Letter or the Credit Facility under consideration, the documentation related thereto, any other financing or transaction related thereto, any actions or failures to act in connection therewith, any loan made or proposed to be made hereunder or otherwise relating to any such loan made or proposed to be made hereunder, provided, that you shall have no obligation to an Indemnitee under this paragraph to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as finally determined by a non appealable judgment of a court of competent jurisdiction. Under no circumstances shall GE Capital or any of its respective affiliates or any other Indemnitee be liable to you, your affiliates or any other entity or person for any punitive, exemplary, consequential, lost anticipated profits or indirect damages in connection with this Commitment Letter, the Credit Facility, the documentation related thereto or any other financing or transaction, regardless of whether the commitment herein is terminated or the Credit Facility closes. The provisions of this paragraph shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of GE Capital hereunder.

        You and GE Capital hereby expressly waive any right to trial by jury of any claim, demand, action or cause of action arising in connection with this Commitment Letter, any transaction relating hereto, or any other instrument, document or agreement executed or delivered in connection herewith, whether sounding in contract, tort or otherwise. You and GE Capital consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, any transaction relating hereto, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters, provided, that you and GE Capital acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. You and GE Capital expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which either of them may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

        This Commitment Letter is governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that State.

        GE Capital shall have access to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital may request, including business plans, financial statements (actual and pro forma), books, records, and other documents.

        This Commitment Letter supersedes all prior discussions, writings, indications of interest and proposals with respect to the Credit Facility previously delivered to you or your affiliates by GE Capital or any of its affiliates. Unless extended in writing by GE Capital, in its discretion, the commitment contained herein shall expire upon the first to occur of: (a) 5:00 p.m., New York time on October 3, 2007, unless you shall have prior to that date and time executed and delivered a copy of this letter to the attention of the undersigned; or (b) 5:00 p.m., New York time on November 30, 2007, unless the transactions contemplated and described by this Commitment Letter are consummated on or before that date pursuant to written credit documentation signed by GE Capital. Upon expiration of the commitment contained herein, GE Capital and its affiliates shall have no liability or obligation hereunder. Expiration of this commitment shall not affect your obligations hereunder, including to pay any fees, costs or expenses provided for herein or in any other agreements entered into between you and GE Capital.

        This letter may be executed in counterparts which, taken together, shall constitute an original. This letter may be delivered by facsimile transmission with the same effect as if originally executed copies of this letter were personally delivered to the parties hereto.

        We appreciate the opportunity you have given us to deliver a financing commitment and look forward to working with you.

Sincerely,
GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ JEFFERY P. HOFFMAN
Name:	Jeffery P. Hoffman Its Duly Authorized Signatory

AGREED AND ACCEPTED THIS 3rd DAY OF OCTOBER, 2007:

THE ENSIGN GROUP, INC.

By:	/s/ ALAN NORMAN
Name:	Alan Norman
Title:	CFO

Exhibit A

SUMMARY OF PROPOSED TERMS AND CONDITIONS
FOR $50 MILLION SENIOR SECURED CREDIT FACILITY

I.    DESCRIPTION OF THE TRANSACTION AND THE PARTIES:

TRANSACTION:	The Ensign Group, Inc. (the "Company") has requested an aggregate of $50 million in senior secured financing (the "Financing") to be used to acquire certain assets, repay debt, provide funds for working capital of the Credit Parties in the ordinary course, capital expenditures, and other corporate purposes to be agreed upon, and finance fees and expenses related to the Facility. Based on information currently available to Agent, it is anticipated that the Financing shall be comprised of a $50 million senior secured credit facility.
BORROWER(S):
The entities attached on Schedule 1 hereto, any other skilled nursing or ancillary skilled nursing entities of the Company expected to generate eligible receivables (other than any real property holding companies), and all of their subsidiaries.
GUARANTOR(S):	The Ensign Group, Inc. (collectively with the Borrower, the "Credit Parties").
LENDERS:	General Electric Capital Corporation or one of its affiliates ("GECC"), and other financial institutions acceptable to Agent and reasonably acceptable to the Borrowers.
AGENT:	General Electric Capital Corporation
II. DESCRIPTION OF THE SENIOR SECURED FACILITIES:
FACILITY:	Senior secured facilities totaling up to $50 million (collectively, the "Facility"):
REVOLVING CREDIT FACILITY:
A Revolving Credit Facility in an aggregate principal amount of up to $50 million (the "Revolving Credit Facility"). On Borrowers' request, Agent may agree to make a portion of the Revolving Credit Facility, not in excess of $10 million, available for the issuance of letters of credit ("Letters of Credit"), on terms and conditions to be determined.
Use of Proceeds:
At closing, to repay existing debt (at Borrowers' request) and to finance fees and expenses relating to the Facility. Post closing, to acquire assets (both leased and owned properties) and provide funds for working capital of the Credit Parties in the ordinary course, capital expenditures and other corporate purposes to be agreed upon.
Term:	Five years (60 months) from the closing of the Facility (the "Closing").
Availability:
Advances under the Revolving Credit Facility shall be made on a borrowing base equal to eighty-five percent (85%) of the Borrowers' eligible accounts receivable, consistent with the existing credit facility between GECC and the Borrowers. Agent would retain the right from time to time to establish and/or modify advance rates, standards of eligibility and reserves against availability in Agent's reasonable credit judgment. Verification of the foregoing is subject to results of a field examination satisfactory to Lender in its discretion. The face amount of any and all Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.
This term sheet does not purport to summarize all of the terms and conditions of the Financing or any financing.

Subject to compliance with the financing documents, the Borrower may borrow, repay and re-borrow under the Revolving Credit Facility. All principal amounts outstanding under the Revolving Credit Facility will be payable at maturity, whether at the stated maturity, on acceleration or otherwise.
III. INTEREST AND FEES
INTEREST:	At Borrowers' option, absent a default or event of default, either:
(a) 1, 2, 3 or 6 month reserve-adjusted LIBOR; or
(b) the Index Rate (to be defined as the higher of the Prime Rate as reported by the Wall Street Journal and the federal funds rate plus 0.50%);
in each case, plus the Applicable Margin, as set forth below:
Applicable Margins	LIBOR +	Index Rate +
Revolving Credit Facility	2.50%	1.00%

All interest shall be payable monthly in arrears or at the end of the applicable LIBOR period.
Default Rate:	On and after the occurrence of a default, Agent will be entitled to assess interest and letter of credit fees at the rate otherwise applicable plus two percent (2%).
FEES:
Unused Facility Fee:
Borrowers shall pay an unused facility fee ("Unused Facility Fee") equal to 0.25% per annum on the average unused daily balance of the Revolving Credit Facility, which shall be payable monthly in arrears. The average unused daily balance of the Revolving Credit Facility will be calculated on the basis of a $30 million Revolving Credit Facility amount, until outstandings under the Revolving Credit Facility (including Letters of Credit) exceed $30 million, at which point the average unused daily balance will be calculated on the basis of a $50 million Revolving Credit Facility amount. The Unused Facility Fee will not be assessed during the first six months after Closing.

IV.    SECURITY

Agent and Lenders shall receive a fully perfected first priority security interest in all assets of Borrowers.

Agent shall establish full cash dominion by means of (i) lockboxes into which all customers of the Credit Parties will be directed to make all payments of receivables and (ii) deposit account control agreements for deposit accounts into which any proceeds of any receivables are deposited, consistent with the existing credit facility between GECC and the Borrowers.

This term sheet does not purport to summarize all of the terms and conditions of the Financing or any financing.

All collateral will be free and clear of other liens and encumbrances, except those acceptable to Agent. The financing documents shall contain customary cross-default and cross-acceleration provisions, including, without limitation, a cross default to that certain Second Amended and Restated Loan Agreement ("RE Loan Agreement") dated as of June 30, 2006 by and among Valley Health Holdings LLC, Sky Holdings AZ LLC, Terrace Holdings AZ LLC, Ensign Highland LLC, Plaza Health Holdings LLC, Rillito Holdings LLC, Mountainview CommunityCare LLC and Meadowbrook Health Associates LLC (collectively, the "RE Borrowers"), General Electric Capital Corporation (as "RE Agent" and a RE Lender) and the other financial institutions who are parties to the agreement as lenders ("RE Lenders"), as such RE Loan Agreement may be amended, supplemented or otherwise modified from time to time.

V.    PROVISIONS RELATING TO PREPAYMENTS

OPTIONAL PREPAYMENTS:	Subject to compliance with the terms of the financing documents and the payment of any LIBOR breakage fees, Borrowers may borrow, repay and re-borrow under the Revolving Credit Facility in its discretion without permission or penalty.
MANDATORY PREPAYMENTS:
Mandatory prepayments to include: (a) a prepayment in an amount equal to the amount by which the outstanding balance under the Revolving Credit Facility exceeds availability and/or the maximum aggregate commitment amount of the Revolving Credit Facility, and (b) following a disposition of assets, receipt of insurance or condemnation proceeds and the issuance of any equity (excluding (i) the initial public offering of stock of The Ensign Group, Inc. and (ii) provided that no event of default has occurred and is continuing and Borrower is in pro forma compliance with financial covenants, any secondary offerings of stock of The Ensign Group, Inc.), debt securities (subject to a $5,000,000 basket), a prepayment in such amounts (and subject to such baskets, if any), as shall be agreed upon.
VI. CERTAIN CONDITIONS
CONDITIONS TO CLOSING:
Lenders' obligation to close the Facility and to make an initial funding thereunder at Closing shall be conditioned upon satisfaction (in Agent's and its counsel's sole discretion) of certain conditions precedent as are customary for financings of this type and otherwise deemed appropriate by the Agent for this transaction in its sole discretion, including but not limited to those pertaining to completion of all due diligence, negotiation, execution and delivery of all definitive documents pertaining to the Facility, receipt by Lenders of all fees and expenses payable on the Closing, receipt of customary deliverables from the Credit Parties, including all governmental and third party approvals, consents and undertakings (including all landlord waivers that can be obtained through commercially reasonable efforts by the Credit Parties, to the extent satisfactory landlord waivers have not already been obtained by Agent), legal opinions and evidence of solvency, review of the Credit Parties' cash management system, receipt of satisfactory lien, tax lien, judgment and litigation searches, absence of any material adverse change.
This term sheet does not purport to summarize all of the terms and conditions of the Financing or any financing.

CONDITIONS TO FUNDING:
The making of any advances shall be subject to (a) the accuracy of all representations and warranties, (b) no default or event of default at the time of or after giving effect to the making of such advance and (c) the absence of any material adverse change in the business, financial or other condition of the Credit Parties, their industry or the collateral, or in Lenders' ability to enforce its rights under the financing documents.
VII. CERTAIN DOCUMENTATION MATTERS

The financing documents shall contain such representations, warranties, covenants (affirmative, negative, financial and collateral), indemnities, events of default and protective provisions as are customary for financings of this type and otherwise deemed appropriate by the Agent for this transaction in its sole discretion, including, without limitation, the following:

• Borrowers shall provide Agent, at Borrowers' cost and expense, with access to Borrowers' facilities, management and auditors for the purposes of auditing and inspecting the collateral, the facilities and the Borrowers' records.
• Limitation on amendments to leases of real property with affiliates.
• Financial reporting requirements shall be consistent with the existing credit facility between GECC and the Borrowers.
• Financial covenants shall include, but may not be limited to, a minimum Fixed Charge Coverage Ratio.
— Covenant levels are to be determined.

— For the purpose of covenant calculations, it is anticipated that EBITDA will be defined as LTM EBITDA. However, with recent acquisitions, at Agent's discretion, and after the acquisition has been held by Borrowers for at least 3 months, a Run Rate EBITDA calculation may be used starting with an annualized 3-month Run Rate and progressing to longer period annualized Run Rates until 12 months expires at which time LTM EBITDA would be used subject to a calculation methodology to be determined. Borrowers shall have the right and option to add any new facility to the credit facility and include such facility's operating company as a Borrower at any time within the first twelve (12) months following the acquisition thereof; provided that such new facility shall not be included in financial covenant calculations until it is added to the credit facility.

This term sheet does not purport to summarize all of the terms and conditions of the Financing or any financing.

Schedule 1

Borrowers

Ensign San Dimas LLC
Avenues Healthcare, Inc.
City Heights Health Associates LLC
Atlantic Memorial Healthcare Associates, Inc.
Downey Community Care LLC
Redbrook Healthcare Associates LLC
Camarillo Community Care, Inc.
Richmond Senior Services, Inc.
Carrollton Heights Healthcare, Inc.
Claremont Foothills Health Associates LLC
Bernardo Heights Healthcare, Inc.
Presidio Health Associates LLC
Ensign Cloverdale LLC
North Mountain Healthcare LLC
Glendale Healthcare Associates LLC
24th Street Healthcare Associates LLC
South Valley Healthcare, Inc.
Sunland Health Associates LLC
Lynnwood Health Services, Inc.
C Street Health Associates LLC
Highland Healthcare LLC
Olympus Health, Inc.
Grand Villa PHX, Inc.
Lemon Grove Health Associates LLC
Ramon Healthcare Assoc, Inc.
Washington Heights Healthcare, Inc.
Radiant Hills Health Associates LLC
Northern Oaks Healthcare, Inc.
Ensign Willits LLC
RenewCare of Scottsdale, Inc.
Hoquiam Healthcare, Inc.
Gate Three Healthcare LLC
West Escondido Healthcare LLC
Ensign Panorama LLC
Manor Park Healthcare LLC
Ensign Montgomery LLC
Pocatello Health Services, Inc.
Ensign Palm I LLC
Bell Villa Care Associates LLC
Ensign Whittier West LLC
Ensign Sabino LLC
Salado Creek Senior Care, Inc.
HB Healthcare Associates LLC
Rose Park Healthcare Associates, Inc.
Ensign Sonoma LLC
Southland Management LLC
Ensign Santa Rosa LLC
Livingston Care Associates, Inc.
Ensign Pleasanton LLC
Upland Community Care, Inc.	McAllen Community Healthcare, Inc.
Victoria Ventura Healthcare LLC
Costa Victoria Healthcare LLC
Vista Woods Health Associates LLC
Park Waverly Healthcare LLC
Wellington Healthcare, Inc.
Ensign Whittier East LLC
Town East Healthcare, Inc.

This term sheet does not purport to summarize all of the terms and conditions of the Financing or any financing.